October 5, 2012

Oppenheimer Portfolio Series Fixed Income Active Allocation Fund

Oppenheimer Global Strategic Income Fund

6803 South Tucson Way

Centennial, CO 80112

Re: Reorganization of Oppenheimer Portfolio Series Fixed Income Active Allocation Fund
into Oppenheimer Global Strategic Income Fund

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (the “Reorganization”) pursuant to an Agreement and Plan of Reorganization dated as of September 14, 2012 (the “Agreement”) by and between Oppenheimer Portfolio Series Fixed Income Active Allocation Fund, a Delaware statutory trust (the “Target Fund”), and Oppenheimer Global Strategic Income Fund, a Delaware statutory trust (the “Acquiring Fund”).1 In the Reorganization, the Acquiring Fund will acquire all of the assets of the Target Fund in exchange solely for voting shares of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of certain liabilities of the Target Fund, followed by the Target Fund’s distribution of those shares pro rata to its Shareholders of record in liquidation of the Target Fund.

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Prospectus and Proxy Statement filed with the Securities and Exchange Commission on June 29, 2012 regarding the Reorganization, as amended or supplemented, that was furnished to Shareholders, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Target Fund and the Acquiring Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts and representations set forth in the reviewed documents and the Representations of officers of the Funds, and conditioned on (i) those Representations’ being true on the Closing Date of the Reorganization and (ii) the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows:

1. The transfer by the Target Fund of substantially all of its assets to the Acquiring Fund solely in exchange for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of certain liabilities of the Target Fund, the distribution of the shares of the Acquiring Fund received by the Target Fund pro rata to its Shareholders in exchange for their Target Fund shares, and the subsequent liquidation of the Target Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of section 368 of the Code;

2. The Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

3. Under section 354 of the Code, the Shareholders of the Target Fund will not recognize any gain or loss on the exchange of their shares of the Target Fund for shares of the Acquiring Fund in the Reorganization;

4. Under sections 361 and 357 of the Code, the Target Fund will not recognize any gain or loss by reason of the transfer of substantially all of its assets in exchange for shares of the Acquiring Fund and the assumption of certain of its liabilities by the Acquiring Fund in the Reorganization, or upon the distribution to its Shareholders of shares of the Acquiring Fund in the Reorganization;

5. Under section 1032 of the Code, the Acquiring Fund will not recognize any gain or loss on the receipt of substantially all of the assets of the Target Fund in exchange for shares of the Acquiring Fund and the assumption of certain liabilities of the Target Fund in the Reorganization;

6. Under section 358 of the Code, the aggregate tax basis of the shares of the Acquiring Fund received by each Shareholder of the Target Fund in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor by such Shareholder;

7. Under section 1223 of the Code, the holding period of each Shareholder of the Target Fund in the shares of the Acquiring Fund received in the Reorganization will include the period during which such Shareholder held the Target Fund shares exchanged therefor, if such shares of the Target Fund were held as a capital asset at the time of the Reorganization;

8. Under section 362(b) of the Code, the Acquiring Fund’s adjusted tax bases in the assets received from the Target Fund in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of the Target Fund immediately prior to the Reorganization (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period); and

9. Under section 1223 of the Code, the Acquiring Fund’s holding periods in the assets received from the Target Fund in the Reorganization will include the holding periods of such assets in the hands of the Target Fund immediately prior to the Reorganization.

No opinion will be expressed as to the effect of the Reorganization on (i) the Target Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting or (ii) any Target Fund or Acquiring Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent, except that our opinion may be disclosed to any Fund Shareholders and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with any Fund Shareholders.

Very truly yours,

/s/ K&L Gates LLP

1 Each of the Target Fund and Acquiring Fund is sometimes referred to herein as a “Fund.” The term “Shareholders” refers to holders of shares in the Target Fund or the Acquiring Fund, as the case may be. All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted.